November 2020

Preliminary Pricing Supplement No. W-32

 Registration Statement Nos. 333-221595; 333-221595-01

Dated November 4, 2020

 Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Put Warrants Due January 21, 2021 Based on the Inverse Performance of the SPDR® S&P 500® ETF Trust

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Warrants

The put warrants (the “warrants”) are European-style cash-settled put warrants issued by Morgan Stanley Finance LLC (“MSFL”) and fully and unconditionally guaranteed by Morgan Stanley. The warrants provide the opportunity to gain inverse exposure to the performance of the SPDR® S&P 500® ETF Trust (the “shares”), as follows: if the final share price is less than $330.00, which we refer to as the strike level, the warrants will be automatically exercised on the expiration date, and we will pay a cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the bearish share return, subject to the maximum cash settlement amount. If the final share price is greater than or equal to the strike level, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the price of the shares does not decline below the strike level, you will lose your entire investment in the warrants. In addition, even if the price of the shares has decreased to below the strike level, if the final share price is not sufficiently less than the strike level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final share price must be less than the strike level by a percentage greater than the warrant premium percentage. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns for any depreciation of the shares beyond the strike level when the warrants are automatically exercised on the expiration date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants are issued as part of MSFL’s Series A Global Warrants program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These warrants are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Shares:	SPDR® S&P 500® ETF Trust (the “shares” or “the Fund”)
Aggregate premium amount:	$
Premium amount and original issue price:	Expected to be $49.50 per warrant. The actual premium amount and original issue price will be determined on the pricing date.
Notional amount:	$1,000 per warrant
Pricing date:	November 5, 2020
Original issue date:	November 10, 2020 (3 business days after the pricing date)
Expiration date:	January 15, 2021, subject to adjustment for non-trading days and certain market disruption events.
Cash settlement date:	January 21, 2021
Exercise of warrants; cash settlement amount:

The warrants will either be automatically exercised or will expire worthless on the expiration date, as follows:

•      if the final share price is less than the strike level, the warrants will be automatically exercised on the expiration date. On the cash settlement date, we will pay with respect to the $49.50 premium amount of each warrant an amount in cash equal to the product of (x) the notional amount and (y) the bearish share return.

In no event will the cash settlement amount exceed the maximum cash settlement amount.

Even if the bearish share return is positive (meaning that the final share price is less than the strike level), if the bearish share return is less than the warrant premium percentage (meaning that the final share price is not sufficiently less than the strike level to offset the warrant premium), you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants.

•      if the final share price is greater than or equal to the strike level, the warrants will expire worthless and the cash settlement amount will be $0.

The warrants are highly risky, and there is no minimum payment on the warrants. Accordingly, you will lose all of your initial investment in the warrants if the final share price, as determined on the expiration date, is greater than or equal to the strike level. If the shares do not depreciate sufficiently over the term of the warrants, you will lose your entire investment.

Bearish share return:	(strike level – final share price) / strike level
Maximum cash settlement amount:	$1,000 per warrant, which would be payable only in the unlikely event that the final share price is $0.
Final share price:	The closing price of one share of the shares on the expiration date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the shares
Strike level:	$330.00. If the final share price is greater than or equal to the strike level, investors will lose all of their investment in the warrants.
Warrant premium percentage:	Expected to be 4.95%. The actual warrant premium percentage will be determined on the pricing date.
CUSIP / ISIN:	61771G343 / US61771G3433
Listing:	The warrants will not be listed on any securities exchange.
Agents:	Rockefeller Financial LLC, which will be primarily responsible for managing the offering of the warrants, and Morgan Stanley & Co. LLC (“MS & Co.”). See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $43.40 per $49.50 premium amount of warrants, or within $2.50 of that estimate. See “Summary of Pricing Supplement” beginning on PS-3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per warrant	$49.50	$0	$49.50
Total	$	$	$
(1)	Rockefeller Financial LLC will be primarily responsible for managing the offering of the warrants pursuant to a managing agent agreement with Morgan Stanley & Co. LLC, which will act as an additional agent under Rockefeller Financial LLC’s management. The agents will not receive a sales commission in connection with sales of the warrants. See “Description of the Warrants—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of the Warrants—Use of Proceeds and Hedging” beginning on PS-24.

You must have an options-approved brokerage account in order to purchase the warrants and you must be experienced with respect to options and option transactions.

The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the final share price is greater than or equal to the strike level, you will lose all of your investment in the warrants. See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these warrants, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The warrants are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. You should read the more detailed description of the warrants in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Warrants.”

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2017      Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

For a description of certain restrictions on offers, sales and deliveries of the warrants and on the distribution of this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus relating to the warrants, see the section of this pricing supplement called “Description of the Warrants—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, any agent or any dealer that would permit a public offering of the warrants or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement, index supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the warrants:

The warrants have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The warrants may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The warrants have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the warrants or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The warrants have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the warrants in general terms only. You should read the summary together with the more-detailed information that is contained in the rest of this pricing supplement and in the accompanying index supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors” below.

The Put Warrants Due January 21, 2021 Based on the Inverse Performance of the SPDR® S&P 500® ETF Trust, which we refer to as the warrants, are European-style cash-settled put warrants. The warrants provide the opportunity to gain inverse exposure to the performance of the SPDR® S&P 500® ETF Trust, which we refer to as the shares, as follows: if the final share price is less than $330.00, which we refer to as the strike level, the warrants will be automatically exercised on the expiration date, and we will pay a cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the bearish share return, subject to the maximum cash settlement amount. If the final share price is greater than or equal to the strike level, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the price of the shares does not decline below the strike level, you will lose your entire investment in the warrants. In addition, even if the price of the shares has decreased to below the strike level, if the final share price is not sufficiently less than the strike level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final share price must be less than the strike level by a percentage greater than the warrant premium percentage, which is expected to be 4.95% and will be determined on the pricing date. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns for any depreciation of the shares beyond the strike level when the warrants are automatically exercised on the expiration date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. All payments are subject to our credit risk.

Each warrant costs $49.50	We are offering the Put Warrants Due January 21, 2021 Based on the Inverse Performance of the SPDR® S&P 500® ETF Trust, which we refer to as the warrants. The premium amount and original issue price of each warrant is expected to be $49.50.

The original issue price includes costs associated with issuing, selling, structuring and hedging the warrants, which are borne by you, and, consequently, the estimated value of the warrants on the pricing date will be less than $49.50. We estimate that the value of each warrant on the pricing date will be approximately $43.40, or within $2.50 of that estimate.

Our estimate of the value of the warrants as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

The estimated value of the warrants is determined using our own pricing and valuation models, market inputs and assumptions relating to the shares, instruments based on the shares, volatility and other factors including current and expected interest rates as well as our creditworthiness.

What is the relationship between the estimated value on the pricing date and the secondary market price of the warrants?

The price at which market participants may purchase the warrants in the secondary market, absent changes in market conditions, including those related to the shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account the bid-offer spread that such market participants would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 1 month following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the shares, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

There may not be a secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time.

Exercise of the warrants; cash settlement amount	The warrants are European-style cash-settled put warrants. The warrants will be automatically exercised or will expire worthless on the expiration date, as follows:
• if the final share price is less than the strike level, the warrants will be automatically exercised on the expiration date. On the cash settlement date, we will pay for each warrant a cash settlement amount equal to:
notional amount × bearish share return, subject to the maximum cash settlement amount where,
notional amount	=	$1,000 per warrant
bearish share return	=	strike level – final share price strike level
final share price	=	The closing price of one share of the shares on the expiration date times the adjustment factor on such date, subject to postponement for non-trading days or market disruption events
strike level	=	$330.00
maximum cash settlement amount	=	$1,000 per warrant, which would be payable only in the unlikely event that the final share price is $0
• if the final share price is greater than or equal to the strike level, the warrants will expire worthless and the cash settlement amount will be $0.
The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky. If the price of the shares does not decline below the strike level, you will lose your entire investment in the warrants. In addition, if the final share price is not sufficiently less than the strike level to offset the warrant premium, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final share price must be less than the strike level by a percentage of the strike level greater than the warrant premium percentage. The warrant premium percentage is expected to be 4.95%. The actual warrant premium percentage will be determined on the pricing date. There is no minimum payment on the warrants. Accordingly, you could lose your entire initial investment in the warrants.
All payments on the warrants are subject to our credit risk.

Beginning on PS-6, in the section titled “Hypothetical Payouts on the Warrants,” we have provided a table and corresponding examples illustrating the calculation of the cash settlement amount on the warrants at maturity over a range of hypothetical final share prices and resulting bearish share returns, as determined on the expiration date. The examples do not show every situation that can occur.

You can review the historical closing prices of the shares in the section of this pricing supplement called “Description of the Warrants—Historical Information” starting on PS-23. You cannot predict the future performance of the shares based on the historical performance.

Investing in the warrants is not equivalent to investing in, or taking a direct short position in, the shares or the component stocks of the share underlying index.
Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the warrant agent for the warrants. As calculation agent, MS & Co. will determine the final share price and the bearish share return and will calculate the payment that you will receive on the cash settlement date, if any.
You may revoke your offer to purchase the warrants prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the warrants. You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer by notifying the agent primarily responsible for managing the offering of the warrants. We reserve the right to change the terms of, or reject any offer to purchase, the warrants prior to their issuance. In the event of any material changes to the terms of the warrants, we will notify you.
Where you can find more information on the warrants	The warrants are unsecured warrants issued as part of our Series A global warrants program. You can find a general description of our Series A global warrants program in the accompanying prospectus supplement dated November 16, 2017, the index supplement dated November 16, 2017 and the prospectus dated November 16, 2017.
Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the warrants, you should read the “Description of the Warrants” section in this pricing supplement. You should also read about some of the risks involved in investing in the warrants in the section called “Risk Factors.” The tax and accounting treatment of investments in shares-linked warrants such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of the Warrants—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the warrants.

HYPOTHETICAL PAYOUTS ON THE WARRANTS

The following examples and table illustrate the calculation of the cash settlement amount on the warrants payable at maturity over a range of hypothetical final share prices and resulting bearish share returns, as determined on the expiration date. The hypothetical cash settlement amounts set forth below are for illustrative purposes only. The actual notional amount and warrant premium percentage will be set on the pricing date. The actual cash settlement amount payable on the cash settlement date will be determined based on the performance of the shares, as determined on the expiration date. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.

The examples and table are based on the following terms:

Term:	Approximately 2.5 months
Notional Amount:	$1,000 per warrant
Hypothetical Premium Amount:	$49.50 per warrant
Strike Level:	$330.00
Hypothetical Warrant Premium Percentage:	4.95% per warrant
Exercise of Warrants:	If the final share price is less than the strike level, the warrants will be automatically exercised on the expiration date and you will receive the cash settlement amount, subject to the maximum cash settlement amount. If the final share price is equal to or greater than the strike level, the warrants will expire worthless and the cash settlement amount will be zero.

Example 1: The final share price is $297.00, resulting in a bearish share return of 10%.

The final share price is $270.00 on the expiration date. The bearish share return is calculated as follows:

($330.00 – $297.00) / $330.00 = 10%

Since the final share price is less than the strike level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × bearish share return

= $1,000 × 10%

= $100

Therefore, on the cash settlement date, you will receive $100 for each $49.50 warrant (an approximately 102.02% total return).

Example 2: The final share price is $313.665, resulting in a bearish share return of 4.95%.

The final share price is $313.665 on the expiration date. The bearish share return is calculated as follows:

($330.00 – $313.665) / $330.00 = 4.95%

Since the final share price is less than the strike level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × bearish share return

= $1,000 × 4.95%

= $49.50

However, because the bearish share return is equal to the hypothetical warrant premium percentage of 4.95%, which results in a cash settlement amount equal to the premium amount paid per warrant, you will not receive a positive return on your investment. Therefore, on the cash settlement date, you will receive $49.50 for each $49.50 warrant (a 0.00% total return).

Example 3: The final share price is $326.70, resulting in a bearish share return of 1%.

The final share price is $326.70 on the expiration date. The bearish share return is calculated as follows:

($330.00 – $326.70) / $330.00 = 1%

Since the final share price is less than the strike level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

cash settlement amount = notional amount × bearish share return

= $1,000 × 1%

= $10

In this example, even though the final share price is less than the strike level, because the bearish share return is less than the hypothetical warrant premium percentage of 4.95%, the cash settlement amount does not fully offset the premium amount paid on the warrants and you will lose part of your investment. Therefore, on the cash settlement date, you will receive $10 for each $49.50 warrant (an approximately 79.80% total loss).

Accordingly, if the bearish share return is positive but less than the warrant premium percentage (meaning that the final share price is not sufficiently less than the strike level to offset the warrant premium), you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants.

Example 4: The final share price is $330.00, resulting in a bearish share return of 0%.

The final share price is $330.00 on the expiration date. The bearish share return is calculated as follows:

($330.00 – $330.00) / $330.00 = 0%

Since the final share price is equal to the strike level, the warrants will not be exercised and will expire worthless on the expiration date. Therefore, the loss on your initial investment in the warrants will be 100% (a total loss of your initial investment), and you will receive $0 for each $49.50 warrant at maturity (a total loss of your initial investment).

Example 5: The final share price is $396.00, resulting in a bearish share return of -20%.

The final share price is $396.00 on the expiration date. The bearish share return is calculated as follows:

($330.00 – $396.00) / $330.00 = -20%

Since the final share price is greater than the strike level, the warrants will not be exercised and will expire worthless on the expiration date. Therefore, the loss on your initial investment in the warrants will be 100% (a total loss of your initial investment), and you will receive $0 for each $49.50 warrant at maturity (a total loss of your initial investment).

Accordingly, if the bearish share return is zero or negative (meaning that the final share price is greater than or equal to the strike level), you will lose all of your initial investment in the warrants.

Cash Settlement Amount at Maturity

Final Share Price	Bearish Share Return	Cash Settlement Amount	Cash Settlement Amount minus Premium Amount	Total Return on the Put Warrants
$528.00	-60.00%	$0.00	-$49.50	-100.00%
$462.00	-40.00%	$0.00	-$49.50	-100.00%
$396.00	-20.00%	$0.00	-$49.50	-100.00%
$363.00	-10.00%	$0.00	-$49.50	-100.00%
$346.50	-5.00%	$0.00	-$49.50	-100.00%
$330.00	0.00%	$0.00	-$49.50	-100.00%
$326.70	1.00%	$10.00	-$39.50	-79.80%
$321.75	2.50%	$25.00	-$24.50	-49.49%
$313.665	4.95%	$49.50	$0.00	0.00%
$313.50	5.00%	$50.00	$0.50	1.01%
$297.00	10.00%	$100.00	$50.50	102.02%
$264.00	20.00%	$200.00	$150.50	304.04%
$231.00	30.00%	$300.00	$250.50	506.06%
$198.00	40.00%	$400.00	$350.50	708.08%
$165.00	50.00%	$500.00	$450.50	910.10%

RISK FACTORS

The warrants are unsecured contractual obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The warrants do not guarantee the return of any of the invested premium. Investing in the warrants involves a high degree of risk and is not equivalent to investing in, or taking a direct short position in, the shares or the securities composing the share underlying index. This section describes the most significant risks relating to the warrants. For a further discussion of risk factors, please see the accompanying index supplement, prospectus supplement and prospectus. You should carefully consider whether the warrants are suited to your particular circumstances before you decide to purchase them.

The warrants are highly risky, and you may lose all of your initial investment in the warrants

The warrants are highly speculative leveraged investments that involve a high degree of risk. If the final share price is greater than or equal to the strike level, the warrants will expire worthless and you will lose your entire investment in the warrants. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment in the warrants.

There is no minimum payment on the warrants. Accordingly, you may lose all of your initial investment in the warrants.

The warrants provide inverse (bearish) exposure to the performance of the shares	The return on the warrants is linked to the inverse performance of the shares. Therefore, your return on the warrants will increase if the price of the shares decreases below the strike level, subject to the maximum cash settlement amount. However, if the price of the shares does not decline below the strike level, you will lose your entire investment in the warrants. In addition, if the final share price is not sufficiently less than the strike level to offset the warrant premium, you will lose a portion of your initial investment.
You may lose some or a significant portion of your initial investment even if the final share price is less than the strike level	Even if the final share price is less than the strike level, you will lose some or a significant portion of your initial investment if the bearish share return is less than the warrant premium percentage, which is expected to be 4.95% and will be determined on the pricing date. In order for you to receive a cash settlement amount greater than your initial investment, the final share price must be less than the strike level by a percentage of the strike level greater than the warrant premium percentage.
The appreciation potential of the warrants is limited	The appreciation potential of the warrants is limited by the maximum cash settlement amount of $1,000 per warrant, which would be payable only in the unlikely event that the final share price is $0. It is also unlikely that the shares will decrease to a final share price that is near $0, which further reduces the maximum return you likely can realize on an investment in the warrants.
The warrants will be automatically exercised on the expiration date	The warrants will be automatically exercised on the expiration date. Neither you nor we can exercise the warrants at any time prior to the expiration date. Accordingly, unless you sell the warrants prior to the expiration date, you will not be able to capture any beneficial changes in the prices of the shares prior to the expiration date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the expiration date. Accordingly, you will not be able to benefit from any decrease in the prices of the shares that occur after the expiration date.
The warrants are suitable only for investors with options-approved accounts	You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.
The value of the warrants will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the warrants, including:

• the price of the shares at any time,
• the trading price and volatility (frequency and magnitude of changes in value) of the shares and of the securities composing the share underlying index,
• dividend rates or other distributions on the securities underlying the share underlying index,
• interest and yield rates in the market,
• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the shares and which may affect the price of the shares,
• the time remaining until the maturity of the warrants (see “The time remaining to the cash settlement date may adversely affect the market value of the warrants” below),
• the occurrence of certain events affecting the shares that may or may not require an adjustment to the adjustment factor
• the composition of the shares and changes in the constituents of the share underlying index, and
• any actual or anticipated changes in our credit ratings or credit spreads.
Some or all of these factors will influence the value of the warrants prior to maturity. For example, the value of the warrants will likely decline substantially if the price of the shares is above, near or not sufficiently below the strike level.
You cannot predict the future performance of the shares based on the historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the warrants.
The time remaining to the cash settlement date may adversely affect the market value of the warrants

A portion of the market value of a warrant at any time depends on the price of the shares at such time relative to the strike level. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the cash settlement date and is known as the “time value” of the warrant. After the pricing date, the time value generally diminishes until, at expiration, the time value of the warrant is zero.

Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the closing price increases above the strike level and the shorter the time remaining until the cash settlement date. Therefore, the market value of the warrants will reflect both the rise or decline in the price of the shares and the time remaining to the cash settlement date, among other factors. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

The warrants are non-standardized options	The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of ours and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to us for performance of our obligation to pay the cash settlement amount, if any, at maturity. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the expiration date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing price of the shares. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.
The warrants are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the warrants	You are dependent on our ability to pay all amounts due on the warrants at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the warrants, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the warrants prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the warrants.
As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares	MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the shares. However, the calculation agent will not make an adjustment for every event that could affect the shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the warrants may be materially and adversely affected.
The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund

The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. These factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the Fund may be affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. Any of these events could materially affect the price of the shares of the Fund and, therefore, the value of the warrants. Additionally, if market volatility or these events were to occur on the expiration date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the cash settlement amount of the warrants. If the calculation agent determines that no market disruption event has taken place, the cash settlement amount would be based solely on the published closing price per share of the Fund on the expiration date, even if the Fund’s shares are performing differently than the share underlying index or the component securities of the share underlying index and/or trading above the net asset value per share of the Fund.
The warrants will not be listed on any securities exchange and secondary trading may be limited	The warrants will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the warrants easily. If there is a secondary market for the warrants, it is possible that only one market participant will participate in such market, and, therefore, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which such market participant is willing to transact.
The costs of issuing, selling, structuring and hedging the warrants cause the estimated value of the warrants to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers may be willing to purchase the warrants in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect the bid-offer spread that market participants would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the warrants in the original issue price makes the economic terms of the warrants less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 1 month following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the shares, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the warrants is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of warrants, our models may yield a higher estimated value of the warrants than those generated by others, including other dealers in the market, if they attempted to value the warrants. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers would be willing to purchase your warrants in the secondary market (if any exists) at any time. The value of your warrants at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including changes in market conditions. See also “The value of the warrants will be influenced by many unpredictable factors” above.
Investing in the warrants is not equivalent to investing in, or taking a direct short position in, the shares or the stocks composing the share underlying index	Investing in the warrants is not equivalent to investing in, or taking a direct short position in, the shares, the share underlying index, or the stocks that constitute the share underlying index. Investors in the warrants will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares or the stocks that constitute the share underlying index.

Adjustments to the shares or the share underlying index could adversely affect the value of the warrants	The investment adviser to the Fund, State Street Global Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Fund. Any of these actions could adversely affect the price of the shares and, consequently, the value of the warrants. S&P Dow Jones Indices LLC (“S&P”) is responsible for calculating and maintaining the share underlying index. S&P may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index, and, consequently, the price of the shares and the value of the warrants. S&P may discontinue or suspend calculation or publication of the share underlying index at any time. If trading in the shares is permanently discontinued and/or the Fund is liquidated or otherwise terminated, and S&P subsequently discontinues publication of the share underlying index, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could affect the value of the shares, and, consequently, the value of the warrants.
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the warrants	As calculation agent for the warrants, MS & Co. will determine the final share price, the bearish share return and whether to make any adjustments to the adjustment factor, and will calculate the cash settlement amount you will receive on the cash settlement date, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the closing price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you on the cash settlement date, if any. For further information regarding these types of determinations, see “Description of the Warrants—Closing Price,” “—Expiration Date,” “–Antidilution Adjustments,” “—Calculation Agent,” “—Market Disruption Event,” and “—Discontinuance of the Shares and/or the Share Underlying Index; Alteration of Method of Calculation” in this pricing supplement. In addition, MS & Co. has determined the estimated value of the warrants on the pricing date.
Hedging and trading activity by our affiliates could potentially adversely affect the value of the warrants	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the warrants (and to other instruments linked to the shares or the share underlying index), including trading in the shares as well as in other instruments related to the shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the expiration date approaches. Some of our affiliates also trade the shares or the stocks that constitute the share underlying index and other financial instruments related to the shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day on which the strike level is determined could potentially affect the strike level, and, therefore, the price below which the shares must close on the expiration date so that you do not lose your entire initial investment in the warrants. Additionally, such hedging or trading activities during the term of the warrants could affect the price of the shares on the expiration date, and, accordingly, the amount of cash an investor will receive on the cash settlement date, if any.

DESCRIPTION OF THE WARRANTS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Warrant” refers to each $49.50 Premium Amount of our Put Warrants Due January 21, 2021 Based on the Inverse Performance of the SPDR® S&P 500® ETF Trust.

Number of Warrants
Aggregate Premium Amount	$
Aggregate Notional Amount	$
Pricing Date	November 5, 2020
Original Issue Date (Settlement Date)	November 10, 2020 (expected to be 3 Business Days after the Pricing Date)
Cash Settlement Date	January 21, 2021, subject to extension as described in the following paragraph.
If the Expiration Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Cash Settlement Date, the Cash Settlement Date will be postponed to the second Business Day following the Expiration Date as postponed. See “––Expiration Date” below.
Issue Price	100% (expected to be $49.50 per Warrant)
Premium Amount	Expected to be $49.50 per Warrant. The actual Premium Amount will be determined on the Pricing Date.
Denominations	Expected to be $49.50 and integral multiples thereof
Notional Amount	$1,000 per Warrant
CUSIP Number	61771G343
ISIN	US61771G3433
Specified Currency	U.S. dollars
Exercise of Warrants;
Cash Settlement Amount	The Warrants will either be automatically exercised or will expire worthless on the Expiration Date, as follows:

(i) if the Final Share Price is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date. On the Cash Settlement Date, upon delivery of the Warrants to the Warrant Agent, we will pay with respect to the $49.50 Premium Amount of each Warrant an amount in cash, as determined by the Calculation Agent, equal to the product of (x) the Notional Amount and (y) the Bearish Share Return, subject to the Maximum Cash Settlement Amount, or

(ii) if the Final Share Price is greater than or equal to the Strike Level, the Warrants will expire worthless and the Cash Settlement Amount will be $0.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Warrant Agent and to The Depository Trust

Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $49.50 Premium Amount of each Warrant, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Cash Settlement Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Warrants to the Warrant Agent for delivery to DTC, as holder of the Warrants, on or prior to the Cash Settlement Date. We expect such amount of cash will be distributed to investors on the Cash Settlement Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Bearish Share Return	A fraction, as determined by the Calculation Agent, the numerator of which is the Strike Level minus the Final Share Price and the denominator of which is the Strike Level, as described by the following formula:

Bearish Share Return	=	Strike Level – Final Share Price
Strike Level

Strike Level	$330.00. If the Final Share Price is greater than or equal to the Strike Level, investors will lose all of their investment in the Warrants. See “Discontinuance of the Shares and/or the Share Underlying Index; Alteration of Method of Calculation” below.
Final Share Price	The Closing Price of one share of the Shares on the Expiration Date times the Adjustment Factor on such date, as determined by the Calculation Agent.
Maximum Cash Settlement Amount	$1,000 per Warrant, which would be payable only in the unlikely event that the Final Share Price is $0.
Closing Price	Subject to the provisions set out under “Discontinuance of the Shares and/or the Share Underlying Index; Alteration of Method of Calculation” below, the Closing Price for one share of the Shares (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i) if the Shares (or any such other security) are listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Shares (or any such other security) are listed,

(ii) if the Shares (or any such other security) are securities of the Nasdaq, the official closing price of the shares published by the Nasdaq on such day, or

(iii) if the Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day for the Shares.

If the Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of the Shares (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Shares (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for the Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley and Co. LLC and its successors (“MS &Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, such Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “Discontinuance of the Shares and/or the Share Underlying Index; Alteration of Method of Calculation” below.

Shares	SPDR® S&P 500® ETF Trust
Share Underlying Index	S&P 500® Index
Share Underlying Index Publisher	S&P Dow Jones Indices LLC or any successor publisher of the Share Underlying Index
Expiration Date	January 15, 2021, subject to postponement for non-Trading Days or Market Disruption Events as described under in the following paragraph.

If a Market Disruption Event with respect to the Shares occurs on the scheduled Expiration Date, or if such Expiration Date is not a Trading Day with respect to Shares, the Closing Price for the Shares for such date shall be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price for the Shares shall not be determined on a date later than the fifth scheduled Trading Day after the scheduled Expiration Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Closing Price of the Shares on such date using the method described in the third, fourth and fifth sentences of “Closing Price” above.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Shares. See “Antidilution Adjustments” below.
Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, The Nasdaq Stock Market LLC (the “Nasdaq”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.
Relevant Exchange	The primary exchange or market of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index (as defined below).
Antidilution Adjustments	If the Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor shall be adjusted by the Calculation Agent to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share.

No adjustment to the Adjustment Factor pursuant to the paragraph above shall be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

Book Entry Security or
Certificated Security	Book Entry. The Warrants will be issued in the form of one or more fully registered global warrants, which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Warrants. Your beneficial interest in the Warrants will be evidenced solely by entries on the books of the Warrants intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Warrants, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry warrants, please read “Forms of Securities—The Depositary,” “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “Securities Offered on a Global Basis Through the Depositary—Global

Clearance and Settlement Procedures” in the accompanying prospectus.

Warrant Agent	The Bank of New York Mellon, a New York banking corporation
Agents	Rockefeller Financial LLC, which will be primarily responsible for managing the offering of the Warrants, and Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Warrant Agent and us.

All calculations with respect to the Cash Settlement Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Warrant, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of Warrants will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Warrants, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Share Price. See “—Discontinuance of the Shares and/or the Share Underlying Index; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Shares:

(i)   the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the Shares on the primary market for the Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Shares as a result of which the reported trading prices for the Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion, or

(b) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the

Share Underlying Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Warrants.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index will be based on a comparison of (x) the portion of the level of the Share Underlying Index attributable to that security relative to (y) the overall level of the Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the futures or options contract related to the Share Underlying Index or the Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or the Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Share Underlying Index or the Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the Shares
and/or Share Underlying Index; Alteration of
Method of Calculation	If trading in the Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the exchange-traded fund related to the Shares is liquidated or otherwise terminated (a

“Discontinuance or Liquidation Event”), the Closing Price of the Shares on any Trading Day following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index for the Shares (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the Closing Price of the Shares and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, the Share Underlying Index Publisher discontinues publication of the Share Underlying Index and the Share Underlying Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued the Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price for the Shares on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day, and, to the extent the value of the Successor Index differs from the value of the Share Underlying Index at the time of such substitution, proportionate adjustments shall be made by the Calculation Agent for purposes of calculating payments on the Warrants.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Warrant Agent, to us and to DTC, as holder of the Warrants, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Warrants, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the Share Underlying Index Publisher discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, any relevant date of calculation, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the Shares for such date. Such Closing Price will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Share Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the Share

Underlying Index without any rebalancing or substitution of such securities following such discontinuance.

The SPDR® S&P 500® ETF Trust; Public
Information	The SPDR® S&P 500® ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index. SPY seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor any Agent makes any representation that any such publicly available information regarding the SPDR® S&P 500® ETF is accurate or complete.

This document relates only to the Warrants offered hereby and does not relate to the Shares. We have derived all disclosures contained in this document regarding the Fund from the publicly available documents described above. In connection with the offering of the securities, neither we nor any Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Fund. Neither we nor any Agent makes any representation that such publicly available documents or any other publicly available information regarding the Fund is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the Shares (and therefore the price of the Shares at the time we price the Warrants) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Fund could affect the value received with respect to the Warrants and therefore the value of the Warrants.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the Shares.

We and/or our affiliates may presently or from time to time engage in business with the Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the Warrants, you should undertake an independent investigation of the Fund as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Shares.

The S&P 500® Index	The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.
Historical Information	The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Shares for each quarter in the period from January 1, 2015 through November 3, 2020. The Closing Price on November 3, 2020 was $336.03. The graph following the table sets forth the historical performance of the Shares for each day during the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical Closing Prices of the Shares should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Expiration Date. The Final Share Price may be at or above the Strike Level so that the Warrants expire worthless on the Expiration Date.

We cannot give you any assurance that the Bearish Share Return will be greater than the Warrant Premium Percentage so that you will not lose money on your investment, or that it will be positive so that you will not lose your entire investment in the Warrants.

SPDR® S&P 500® ETF Trust	High ($)	Low ($)	Period End ($)
2015
First Quarter	211.99	198.97	206.43
Second Quarter	213.50	205.42	205.85
Third Quarter	212.59	187.27	191.63
Fourth Quarter	211.00	192.13	203.89
2016
First Quarter	206.10	183.03	205.56
Second Quarter	212.39	199.53	209.53
Third Quarter	219.09	208.39	216.30
Fourth Quarter	227.76	208.55	223.53
2017
First Quarter	239.78	225.24	235.74
Second Quarter	244.66	232.51	241.80
Third Quarter	251.23	240.55	251.23
Fourth Quarter	268.20	252.32	266.86
2018
First Quarter	286.58	257.63	263.15
Second Quarter	278.92	257.47	271.28
Third Quarter	293.58	270.90	290.72
Fourth Quarter	291.73	234.34	249.92
2019
First Quarter	284.73	244.21	282.48
Second Quarter	295.86	274.57	293.00
Third Quarter	302.01	283.82	296.77

SPDR® S&P 500® ETF Trust	High ($)	Low ($)	Period End ($)
Fourth Quarter	322.94	288.06	321.86
2020
First Quarter	338.34	222.95	257.75
Second Quarter	323.20	246.15	308.36
Third Quarter	357.70	310.52	334.89
Fourth Quarter (through November 3, 2020)	352.43	326.54	336.03

Historical Daily Closing Prices of the SPDR® S&P 500® ETF Trust

January 1, 2015 through November 3, 2020

Use of Proceeds and Hedging	The proceeds from the sale of the Warrants will be used by us for general corporate purposes. We will receive, in aggregate, $49.50 per Warrant issued. The costs of the Warrants borne by you and described beginning on PS-3 above comprise the cost of issuing, structuring and hedging the Warrants. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day on which the Strike Level is determined, we will hedge our anticipated exposure in connection with the Warrants by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Shares, in futures and/or options contracts on the Shares or any component securities of the Share Underlying Index listed on major securities markets, or positions in any other available warrants or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially affect the Strike Level, and therefore could affect the price below which the Shares must close on the Expiration Date so that you do not lose your entire initial investment in the Warrants. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Warrants by purchasing and selling the Shares, futures and/or options contracts on the Shares or component securities of the Share Underlying Index listed on major securities markets or positions in any other available warrants or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Expiration Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Shares, and, therefore, adversely affect the value of the Warrants or the payment you will receive on the Cash Settlement Date, if any.

Governing Law	The Warrants are governed by, and construed in accordance with, the laws of the State of New York.

In the event MSFL or Morgan Stanley becomes subject to a proceeding under the Federal Deposit Insurance Act or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together, the “U.S. Special Resolution Regimes”), the transfer of the Warrants, the Warrant Agreement and the related Morgan Stanley guarantee (together, the “Relevant Agreements”), and any interest and obligation in or under the Relevant Agreements, from MSFL or Morgan Stanley, respectively, will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Relevant Agreements, and any interest and obligation in or under the Relevant Agreements, were governed by the laws of the United States or a state of the United States. In the event MSFL or Morgan Stanley, or any of their affiliates, becomes subject to a U.S. Special Resolution Regime, default rights against MSFL or Morgan Stanley with respect to the Relevant Agreements are permitted to be exercised to no greater extent than such default rights could be exercised under such U.S. Special Resolution Regime if the Relevant Agreements were governed by the laws of the United States or a state of the United States.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Rockefeller Financial LLC will be primarily responsible for managing the offering of the Warrants pursuant to a managing agent agreement with Morgan Stanley & Co. LLC, which will act as an additional Agent under Rockefeller Financial LLC’s management. The Agents will not receive a sales commission in connection with sales of the Warrants. Morgan Stanley & Co. LLC, one of the Agents for this offering, is an affiliate of the issuer. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

When we price this offering of Warrants, we will determine the economic terms of the Warrants such that for each Warrant the estimated value on the Pricing Date will be no lower than the level described in “Summary of Pricing Supplement” beginning on PS-3.

General

No action has been or will be taken by us, any Agent or any dealer that would permit a public offering of the Warrants or possession or distribution of this pricing supplement or the accompanying index supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Warrants, or distribution of this pricing supplement or the accompanying index supplement, prospectus supplement or prospectus or any other offering material relating to the Warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, any Agent or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the Warrants has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Warrants or possesses or distributes this pricing supplement and the accompanying index supplement, prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Warrants. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Warrants:

Brazil

The Warrants have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Warrants may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Warrants have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Warrants or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Warrants have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Warrants. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Warrants are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Warrants are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Warrants. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of Warrants and the related lending transactions, provided that neither the issuer of the Warrants nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Warrants.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Warrants may not be purchased,

held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Warrants will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Warrants on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Warrants will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Warrants on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Warrants are contractual financial instruments. The financial exposure provided by the Warrants is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Warrants. The Warrants have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Warrants.

Each purchaser or holder of any Warrants acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Warrants, (B) the purchaser or holder’s investment in the Warrants, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Warrants;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Warrants and (B) all hedging transactions in connection with our obligations under the Warrants;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Warrants has exclusive responsibility for ensuring that its purchase, holding and disposition of the Warrants do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Warrants to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Warrants should consult and rely on their own counsel and advisers as to whether an investment in these Warrants is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Warrants if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Warrants by the account, plan or annuity.

Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the Warrants, either directly or indirectly.

United States Federal Taxation	Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Warrants at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat each Warrant as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Warrants is respected, a U.S. Holder should not be required to recognize taxable income over the term of the Warrants prior to settlement, other than pursuant to a sale or exchange. Any gain or loss recognized upon sale, exchange, lapse or settlement of the Warrants should generally be short-term capital gain or loss. For a detailed discussion of the

U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of the Warrants, U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Warrants” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting.”

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.

In light of the economic terms of the Warrants, payment on the Warrants to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Warrants should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Warrants, and any tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction. A holder who has made a separate investment the return of which is based on or linked to the performance of the underlying (including any component thereof) should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Warrants (including the potential application of the “straddle” rules).

The discussion in the preceding paragraphs under “United States Federal Taxation” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Warrants.